EXHIBIT A

 THE PERKIN-ELMER CORPORATION
 1997 STOCK INCENTIVE PLAN



1. Purpose of the Plan.

 The purpose of The Perkin-Elmer Corporation 1997 Stock Incentive Plan
(the "Plan") is to increase shareholder value and to advance the interests of The Perkin-Elmer Corporation and its subsidiaries (collectively, the "Corporation") by providing financial incentives designed to attract, retain, and motivate employees, officers, and directors of the Corporation. The Plan continues the established policy of the Corporation of encouraging ownership of its Common Stock by key personnel and of providing incentives for such individuals to put forth maximum efforts for the success of the Corporation.

2. Definitions.

 As used herein, the following terms have the meanings hereinafter set forth unless the context clearly indicates to the contrary:

 2.1 "Act" means the Securities Exchange Act of 1934, as amended from time to time.

 2.2 "Agreement" means the written agreement between the Corporation and an Optionee or Award Recipient, as the case may be, evidencing the grant of an Option or Award and setting forth the terms and conditions thereof.

 2.3 "Award" means a Stock Award or Performance Share Award.

 2.4 "Award Recipient" means an individual to whom an Award has been granted under the Plan.

 2.5 "Board of Directors" means the Board of Directors of the Corporation.

 2.6 "Code" means the Internal Revenue Code of 1986, as amended from time to time.

 2.7 "Committee" means the Management Resources Committee of the Board of Directors, or any successor thereto or committee designated thereby whose members qualify as outside directors as defined in Section 162(m) of the Code and the Treasury Regulations issued pursuant thereto.

 2.8 "Common Stock" means the common stock, par value $1.00 per share, of the Corporation.

 2.9 "Common Stock Unit" means the bookkeeping entry representing the equivalent of one share of Common Stock.

 2.10 "Continuous Employment" means an uninterrupted chain of continuous regular employment by the Corporation. A leave of absence granted in accordance with the Corporation's usual procedures which does not operate to interrupt continuous employment for other benefits granted by the Corporation shall not be considered a termination of employment nor an interruption of Continuous Employment hereunder, and an employee who is granted such a leave of absence shall be considered to be continuously employed during the period of such leave; provided, however, that if regulations under the Code or an amendment to the Code shall establish a more restrictive definition of a leave of absence, such definition shall be substituted herein.

 2.11 "Deferral Account" means the bookkeeping account established for the deferral of a Director Stock Award by a Non-Employee Director pursuant to Section 11.7 hereof.

 2.12 "Director Award" means a Director Stock Award or Director Option.

 2.13 "Director Option" means an Option granted pursuant to Section 7 hereof.

 2.14 "Director Stock Award" means an award of shares of Common Stock granted pursuant to Section 11 hereof.

 2.15 "Employee Award" means an Employee Stock Award or Performance
Share Award.

 2.16 "Employee Option" means an Option granted pursuant to Section 6 hereof.

 2.17 "Employee Stock Award" means an award of shares of Common Stock granted pursuant to Section 9 hereof.

 2.18 "Fair Market Value" means the simple average of the high and low sales prices of a share of Common Stock as reported in the report of composite transactions (or other source designated by the Committee) on the date on which fair market value is to be determined (or if there shall be no trading on such date, then on the first previous date on which sales were made on a national securities exchange).

 2.19 "Incentive Stock Options" means those Options granted hereunder as Incentive Stock Options as defined in, and which by their terms comply with the requirements for such Options set out in, Section 422 of the Code and the Treasury Regulations issued pursuant thereto.

 2.20 "Non-Employee Director" means a member of the Board of Directors who is not an employee or officer of the Corporation.

 2.21 "Non-Qualified Stock Options" means those Options granted hereunder which are not intended to qualify as Incentive Stock Options.

 2.22 "Option" means an Employee Option or Director Option.

 2.23 "Optionee" means an individual to whom an Option has been granted under the Plan.

 2.24 "Performance Share Award" means an award of Performance Shares granted pursuant to Section 10 hereof.

 2.25 "Performance Shares" means shares of Common Stock covered by a Performance Share Award.

 2.26 "Stock Award" means an Employee Stock Award or Director Stock
Award.

 2.27 "Stock Restrictions" mean the restrictions, including performance goals, placed on a Stock Award or Performance Share Award under the Plan.

 2.28 "Ten Percent Shareholder" means an individual who owns, within the meaning of Section 422(b)(6) of the Code and the Treasury Regulations issued pursuant thereto, stock possessing more than ten (10%) percent of the total combined voting power of all classes of stock of the Corporation.

3. Shares Reserved for the Plan.

 The aggregate number of shares of Common Stock available for Options and Awards under the Plan is Two Million (2,000,000), subject to adjustment in accordance with Section 16. Shares of Common Stock issued under the Plan shall be authorized but unissued shares. In lieu of such unissued shares, the Corporation may, in its discretion, transfer on the exercise of Options or the delivery of shares of Common Stock issued pursuant to Awards treasury shares, reacquired shares, or shares acquired in the market for purposes of the Plan.

 If any Options or Awards granted under the Plan shall for any reason terminate, be canceled, or expire without having been exercised or vested in full, shares of Common Stock not issued or vested in full under such Options or Awards shall be available again for issuance under the Plan.

4. Administration of the Plan.

 The Committee shall have plenary authority in its discretion, but subject to the express provisions of the Plan, to administer the Plan, including, without limitation, the authority to determine the individuals to whom, and the time or times at which, Employee Options and Employee Awards shall be granted, the number of shares of Common Stock to be covered by each Employee Option and Employee Award, and the terms and conditions of each Employee Option and Employee Award. The Committee shall also have plenary authority in its discretion to interpret the Plan; to prescribe, amend, and rescind rules and regulations relating to it; to determine the terms (which need not be identical) of Agreements executed and delivered under the Plan, including, without limitation, such terms and provisions as shall be requisite in the judgment of the Committee to conform to any change in any law or regulation applicable thereto; and to make any and all other determinations and take any and all actions deemed necessary or advisable for the administration of the Plan. The Committee's determination on the foregoing matters shall be conclusive and binding on all persons having an interest in the Plan.

5. Eligible Employees; Factors to be Considered in Granting Employee Options and Employee Awards.

 Subject to the terms of the Plan, an Employee Option or Employee Award may be granted to any person who, at the time the Employee Option or Employee Award is granted, is a regular full-time employee (which term shall include officers and directors) of the Corporation. Non-Employee Directors shall not be eligible to receive Employee Options or Employee Awards. In determining the employees to whom Employee Options or Employee Awards shall be granted, the number of shares of Common Stock to be covered by each Employee Option or Employee Award, and the terms and conditions of each Employee Option and Employee Award, the Committee shall take into account the duties and responsibilities of the respective employees, their present and potential contributions to the success of the Corporation, and such other factors as they shall deem relevant in connection with accomplishing the purposes of the Plan. An employee who has been granted an Employee Option or Employee Award may be granted and hold additional Employee Options or Employee Awards if the Committee shall so determine.

6. Employee Options.



 6.1 Grant of Employee Options. Subject to the terms of the Plan, the Committee may grant Employee Options to such employees at such time or times and in such amounts as it shall determine. Each Employee Option granted hereunder shall be designated as an Incentive Stock Option or Non- Qualified Stock Option and shall be evidenced by an Agreement containing such terms and conditions consistent with the Plan as the Committee shall determine.

 6.2 Purchase Price. The purchase price of each share of Common Stock covered by an Employee Option shall be 100% (or 110% in the case of an Incentive Stock Option granted to a Ten Percent Shareholder) of the Fair Market Value of a share of Common Stock on the date the Employee Option is granted.

 6.3 Term. The term of each Employee Option shall be for such period as the Committee shall determine, but not more than ten (10) years (or five
(5) years in the case of an Incentive Stock Option granted to a Ten Percent Shareholder) from the date of grant thereof, and shall be subject to earlier termination as hereinafter provided. If the original term of any Employee Option is less than ten (10) years (or five (5) years in the case of an Incentive Stock Option granted to a Ten Percent Shareholder) from the date of grant, the Employee Option prior to its expiration may be amended, with the approval of the Committee and the employee, to extend the term so that the term as amended is not more than ten (10) years (or five (5) years in the case of an Incentive Stock Option granted to a Ten Percent Shareholder) from the original date of grant of such Employee Option.

 6.4 Vesting. An Employee Option shall be exercisable at such time or times and in such manner and number of shares as the Committee shall determine. If no exercise schedule is specified, an Employee Option shall be exercisable as to one-half of the total number of shares covered by the Employee Option on or after the date on which the Optionee shall have completed one (1) year of Continuous Employment following the date of grant of the Employee Option and as to the remaining one- half of the total number of shares covered by the Employee Option on or after the date on which the Optionee shall have completed two (2) years of Continuous Employment following the date of grant of the Employee Option. Except as provided in the Plan, no Employee Option may be exercised at any time unless the holder thereof is then a regular employee of the Corporation. Employee Options granted under the Plan shall not be affected by any change of duties or position so long as the holder continues to be an employee of the Corporation.

 6.5 Termination of Employment. In the event that the employment of an employee to whom an Employee Option has been granted under the Plan shall be terminated (other than by reason of retirement, disability, or death) such Employee Option may, subject to the provisions of the Plan, be exercised, to the extent that the employee was entitled to do so at the date of termination of his or her employment, at any time within thirty (30) days after such termination, but in no event after the expiration of the term of the Employee Option.

 6.6  Retirement or Disability.  If an employee to whom an Employee
Option has been granted under the Plan shall retire from the Corporation pursuant to any qualified pension plan provided by the Corporation, or if the employee is totally and permanently disabled, such Employee Option may be exercised, notwithstanding the provisions of Section 6.4, in full without regard to the period of Continuous Employment after the Employee Option was granted at any time (a) in the case of an Incentive Stock Option within three (3) months after such retirement or disability retirement, but in no event after the expiration of the term of the Employee Option, or (b) in the case of a Non-Qualified Stock Option within one (1) year after such retirement or disability retirement, but in no event after the expiration of the term of the Employee Option.

 6.7 Death. If an employee to whom an Employee Option has been granted under the Plan shall die while employed by the Corporation, such Employee Option may be exercised to the extent that the employee was entitled to do so at the date of his or her death, by his or her executor or administrator or other person at the time entitled by law to the employee's rights under the Employee Option, at any time within such period, not exceeding one
(1) year after his or her death, as shall be prescribed in the Agreement, but in no event after the expiration of the term of the Employee Option.

7. Director Options.



 7.1 Grant of Director Options. As of the date of each election or reelection to the Board of Directors, commencing on the date of approval of the Plan by the shareholders of the Corporation, each Non-Employee Director shall automatically be granted a Director Option to purchase 1,500 shares of Common Stock, subject to adjustment in accordance with Section 16; provided, however, that in any calendar year prior to 1999, Director Options granted to a Non-Employee Director hereunder and under The Perkin-Elmer Corporation 1996 Stock Incentive Plan shall not exceed in the aggregate options to purchase 1,500 shares of Common Stock, subject to adjustment as provided above. All Director Options shall be designated as Non-Qualified Stock Options and shall be evidenced by an Agreement containing such terms and conditions consistent with the Plan as the Committee shall determine.

 7.2 Purchase Price. The purchase price of each share of Common Stock covered by a Director Option shall be 100% of the Fair Market Value of a share of Common Stock on the date the Director Option is granted.

 7.3 Term. The term of each Director Option shall be for a period of ten (10) years from the date of grant thereof and shall be subject to earlier termination as hereinafter provided.

 7.4 Vesting. Each Director Option shall be exercisable as to one-half of the total number of shares covered by the Director Option as of the date immediately preceding the date of the first annual meeting of shareholders next following the date of grant and as to the remaining one-half of the total number of shares covered by the Director Option as of the date immediately preceding the date of the second annual meeting of shareholders next following the date of grant; provided, however, that, except as provided in the Plan, the holder thereof continues to serve as a member of the Board of Directors as of each such date.

 7.5  Termination of Service.  In the event that a Non-Employee
Director's service as a member of the Board of Directors shall be terminated (other than pursuant to Section 7.6 or 7.7) any Director Option granted to such Non-Employee Director may, subject to the provisions of the Plan, be exercised, to the extent that the Non-Employee Director was entitled to do so at the date of termination of his or her service as a member of the Board of Directors, at any time within thirty (30) days after such termination, but in no event after the expiration of the term of the Director Option.

 7.6 Retirement or Disability. If a Non-Employee Director to whom a Director Option has been granted under the Plan shall cease to serve as a director as a result of (a) retiring from the Board of Directors upon reaching normal retirement age, (b) becoming totally and permanently disabled, or (c) resigning or declining to stand for reelection with the approval of the Board of Directors, such Director Option may be exercised, notwithstanding the provisions of Section 7.4, in full within one (1) year after such retirement or disability retirement, but in no event after the expiration of the term of the Director Option.

 7.7 Death. If a Non-Employee Director to whom a Director Option has been granted under the Plan shall die while serving as a member of the Board of Directors, such Director Option may be exercised to the extent that the Non-Employee Director was entitled to do so at the date of his or her death, by his or her executor or administrator or other person at the time entitled by law to the Non-Employee Director's rights under the Director Option, at any time within one (1) year after his or her death, but in no event after the expiration of the term of the Director Option.

8. Terms and Conditions Applicable to All Options.



 8.1 Transferability. During the lifetime of an Optionee, an Option shall not be transferable, except pursuant to a domestic relations order; provided, however, that the Committee may, in its sole discretion, permit an Optionee to transfer a Non-Qualified Stock Option to (i) a member of the Optionee's immediate family, (ii) a trust, the beneficiaries of which consist exclusively of members of the Optionee's immediate family, or
(iii) a partnership, the partners of which consist exclusively of members of the Optionee's immediate family. After the death of an Optionee, an Option may be transferred pursuant to the laws of descent and distribution.

 8.2 Method of Exercise. An Option may be exercised by giving written notice to the Corporation specifying the number of shares of Common Stock to be purchased; provided that, except as otherwise provided by the Committee, an Option may not be exercised as to fewer than 50 shares, or the remaining shares covered by the Option if fewer than 50, at any one time. No Option may be exercised with respect to a fractional share. The purchase price of the shares as to which an Option shall be exercised shall be paid in full at the time of exercise at the election of the holder of an Option (a) in cash or currency of the United States of America, (b) by tendering to the Corporation shares of Common Stock, then owned by such holder, having a Fair Market Value equal to the cash exercise price applicable to the purchase price of the shares as to which the Option is being exercised, (c) by making an election to have shares of Common Stock underlying the Option withheld by the Corporation (provided that the Option has been held for at least six
(6) months), with such shares having a Fair Market Value equal to the cash exercise price applicable to the purchase price of the shares as to which the Option is being exercised, (d) a combination of cash, previously owned shares of Common Stock, and/or share withholding, with any shares of Common Stock valued at Fair Market Value, or (e) by payment of such other consideration as the Committee shall from time to time determine. For purposes of the immediately preceding sentence, Fair Market Value shall be determined as of the business day immediately preceding the day on which the Option is exercised. Notwithstanding the foregoing, the Committee shall have the right to modify, amend, or cancel the provisions of clauses (b), (c), and (d) above at any time upon prior notice to the holders of Options.

 8.3 Shareholder Rights. An Optionee shall have none of the rights of a shareholder with respect to the shares subject to an Option until such shares have been registered upon the exercise of the Option on the transfer books of the Corporation in the name of such Optionee and then only to the extent that any restrictions imposed thereon by the Committee shall have lapsed.

 8.4 No Loans. Neither the Corporation, any company with which it is affiliated, nor any of their respective subsidiaries may directly or indirectly lend money to any person for the purpose of assisting such person in acquiring or carrying shares of Common Stock issued upon the exercise of an Option.

 8.5 Conditions Precedent to Exercise. Notwithstanding any other provision of the Plan, but subject to the provisions of Section 12, the exercise of an Option within one (1) year following termination of employment or service shall be subject to the satisfaction of the conditions precedent that the Optionee has not (a) rendered services or engaged directly or indirectly in any business which in the opinion of the Committee competes with or is in conflict with the interests of the Corporation; provided, however, that the ownership by an Optionee of 5% or less of any class of securities of a publicly traded company shall not be deemed to violate this clause, or (b) violated any written agreement with the Corporation, including, without limitation, any confidentiality agreement. An Optionee's violation of clause (a) or (b) of the preceding sentence shall result in the immediate forfeiture of any Options held by such Optionee.

 8.6 Limitations on the Grant of Options. No one individual may be granted an Option or Options under the Plan during any fiscal year of the Corporation for an aggregate number of shares of Common Stock which exceeds 10% of the total number of shares reserved for issuance under the Plan. The aggregate Fair Market Value of the Common Stock (determined as of the date the Option is granted) with respect to which Incentive Stock Options granted under the Plan and all other stock option plans of the Corporation (or any parent or subsidiary of the Corporation) are exercisable for the first time by any specific individual during any calendar year shall not exceed $100,000. No Incentive Stock Option may be granted hereunder to an individual who immediately after such Option is granted is a Ten Percent Shareholder unless (a) the Option price is at least 110% of the fair market value of such stock on the date of grant and (b) the Option may not be exercised more than five (5) years after the date of grant.

9. Employee Stock Awards.



 9.1 Grant of Employee Stock Awards. Subject to the terms of the Plan, the Committee may grant Employee Stock Awards to such employees at such time or times and in such amounts as it shall determine. Shares of Common Stock issued pursuant to Employee Stock Awards may, but need not, be subject to such restrictions as may be established by the Committee at the time of the grant and reflected in an Agreement.

 9.2 Restrictions on Employee Stock Awards. Except as provided in the Plan, any shares of Common Stock subject to an Employee Stock Award with respect to which Stock Restrictions have not been satisfied shall be forfeited and all rights of the employee to such Employee Stock Award shall terminate without any payment of consideration by the Corporation. Except as set forth in Section 9.5, a recipient of an Employee Stock Award subject to Stock Restrictions shall forfeit such award in the event of the termination of his or her employment during the period the shares are subject to Stock Restrictions.

 9.3 Shareholder Rights. The recipient of an Employee Stock Award shall be entitled to such rights of a shareholder with respect to the shares of Common Stock issued pursuant to such Employee Stock Award as the Committee shall determine, including the right to vote such shares of Common Stock, except that cash and stock dividends with respect to such shares may, at the discretion of the Committee, be either paid currently or withheld by the Corporation for the Award Recipient's account, and interest may be accrued on the amount of cash dividends withheld at a rate and subject to such terms as determined by the Committee.

 The Committee, in its discretion, may cause a legend or legends to be placed on any certificate representing shares issued pursuant to Employee Stock Awards, which legend or legends shall make appropriate reference to the Stock Restrictions imposed thereon. The Committee may also in its discretion require that certificates representing shares issued pursuant to Employee Stock Awards remain in the physical custody of the Corporation or an escrow holder until any or all of the Stock Restrictions imposed under the Plan have lapsed.

 9.4 Non-Transferability. Prior to the time Stock Restrictions lapse, none of the shares of Common Stock issued pursuant to an Employee Stock Award may be sold, assigned, bequeathed, transferred, pledged, hypothecated, or otherwise disposed of in any way by the Award Recipient.

 9.5 Lapse of Restrictions. In the event of the termination of employment of an Award Recipient, prior to the lapse of Stock Restrictions, by reason of death, total and permanent disability, retirement, or resignation or discharge from employment other than discharge for cause, the Committee may, in its discretion, remove any Stock Restrictions on all or a portion of the Common Stock subject to an Employee Stock Award.

 9.6 Limitations on Employee Stock Awards. No employee may receive an Employee Stock Award representing more than Forty Thousand (40,000) shares of Common Stock during any fiscal year of the Corporation, and the maximum number of shares of Common Stock which may be issued to all employees pursuant to Employee Stock Awards under the Plan shall be Eighty Thousand (80,000), subject in each case to adjustment in accordance with Section 16.

10. Performance Share Awards.



 10.1 Grant of Performance Share Awards. Subject to the terms of the Plan, the Committee may grant Performance Share Awards to such employees at such time or times and in such amounts as it shall determine. Common Stock issued pursuant to a Performance Share Award shall be subject to the attainment of performance goals relating to one or more criteria within the meaning of Section 162(m) of the Code and the Treasury Regulations issued pursuant thereto, including, without limitation, stock price, market share, sales, earnings per share, return on equity, costs, and cash flow, as determined by the Committee from time to time. Any such objectives and the period in which such objectives are to be met shall be determined by the Committee at the time of the grant and reflected in an Agreement. Each Performance Share Award shall also be subject to such other restrictions as the Committee may determine.

 10.2  Delivery of Performance Shares.  Certificates representing
Performance Shares shall be registered in the Award Recipient's name but shall remain in the physical custody of the Corporation until the Committee has determined that the performance goals and other Stock Restrictions with respect to such Performance Shares have been met.

 10.3 Shareholder Rights. The recipient of a Performance Share Award shall be entitled to such rights of a shareholder with respect to the Performance Shares as the Committee shall determine, including the right to vote such shares of Common Stock, except that cash and stock dividends with respect to the Performance Shares may, at the discretion of the Committee, be either paid currently or withheld by the Corporation for the Award Recipient's account, and interest may be accrued on the amount of cash dividends withheld at a rate and subject to such terms as determined by the Committee.

 10.4 Non-Transferability. Prior to the time shares of Common Stock issued pursuant to a Performance Share Award are delivered to an Award Recipient, none of such shares may be sold, assigned, bequeathed, transferred, pledged, hypothecated, or otherwise disposed of in any way by the Award Recipient.

 10.5 Lapse of Restrictions. In the event of the termination of employment of an Award Recipient, prior to the lapse of Stock Restrictions, by reason of death, total and permanent disability, retirement, or resignation or discharge from employment other than discharge for cause, the Committee may, in its discretion, remove any Stock Restrictions on all or a portion of a Performance Share Award, or determine the performance objectives with respect to all or a portion of a Performance Share Award to have been attained; provided, however, that the Committee shall not be entitled to exercise such discretion to the extent that the ability to exercise such discretion would cause the Performance Share Award not to qualify as performance based compensation under Section 162(m) of the Code.

 10.6 Limitations on Performance Share Awards. No employee may receive Performance Share Awards representing more than One Hundred Thousand (100,000) shares of Common Stock during any fiscal year of the Corporation, and the maximum number of shares of Common Stock which may be issued to all employees pursuant to Performance Share Awards under the Plan shall be Four Hundred Thousand (400,000), subject in each case to adjustment in accordance with Section 16.

11. Director Stock Awards.



 11.1 Grant of Director Stock Awards. Thirty (30) days after the date of his or her election or reelection to the Board of Directors, commencing with the election on October 16, 1997, each Non-Employee Director shall automatically be granted a Director Stock Award with respect to 300 shares of Common Stock, subject to adjustment in accordance with Section 16. Notwithstanding the foregoing, each Non-Employee Director first elected to the Board of Directors on a date other than the date of an annual meeting of shareholders shall be granted that number of whole shares of Common Stock equal to the number of shares then subject to a Director Stock Award multiplied by a fraction, the numerator of which shall be the number of months remaining until the anticipated date of the next annual meeting of shareholders, and the denominator of which shall be 12. All Director Stock Awards shall be evidenced by an agreement containing such terms and conditions consistent with the Plan as the Committee shall determine.

 11.2 Vesting. Each Director Stock Award shall vest in full as of the date immediately preceding the date of the first annual meeting of shareholders next following the date of grant; provided, however, that, except as provided in the Plan, the recipient thereof continues to serve as a member of the Board of Directors as of such date.

 11.3  Forfeiture of Director Stock Awards.  Except as provided in the
Plan, a recipient of a Director Stock Award shall forfeit any unvested shares of Common Stock subject to the Director Stock Award, and all rights of the Non-Employee Director to such unvested shares shall terminate without payment of consideration by the Corporation, upon the termination of his or her service as a member of the Board of Directors.

 11.4  Shareholder Rights.  Except as provided in Sections 11.5 and
11.7, a recipient of a Director Stock Award shall be entitled to all rights of a shareholder with respect to the shares of Common Stock issued pursuant to the Director Stock Award, including the right to receive dividends and to vote such shares of Common Stock; provided, however, that stock dividends paid with respect to such shares shall be restricted to the same extent as the underlying shares of Common Stock issued pursuant to the Director Stock Award.

 The Committee shall cause a legend or legends to be placed on any certificate representing shares issued pursuant to a Director Stock Award, which legend or legends shall make appropriate reference to the terms of the Director Stock Award and the Plan. The Committee shall also require that certificates representing shares issued pursuant to Director Stock Awards remain in the physical custody of the Corporation or an escrow holder until such shares have vested in accordance with the terms of the Plan.

 11.5 Non-Transferability. Prior to vesting, none of the shares of Common Stock issued pursuant to a Director Stock Award may be sold, assigned, bequeathed, transferred, pledged, hypothecated, or otherwise disposed of in any way by the recipient thereof.

 11.6 Termination of Service. If a Non-Employee Director to whom a Director Stock Award has been granted shall cease to serve as a director as a result of (a) his or her death, (b) retiring from the Board of Directors upon reaching normal retirement age, (c) becoming totally and permanently disabled, or (d) resigning with the approval of the Board of Directors, all shares subject to such Director Stock Award shall be vested in full, notwithstanding the provisions of Section 11.2, as of the date of termination of service.

 11.7 Deferral Election. A Non-Employee Director may elect to defer receipt of any Director Stock Award by filing the appropriate deferral form with the Corporate Secretary on or before December 15th of the calendar year prior to the calendar year in which such deferral is to be effective. Notwithstanding the foregoing, persons elected or reelected as Non-Employee Directors on October 16, 1997 shall be permitted to make the deferral election no later than twenty (20) days after such date, and any person subsequently elected as a Non-Employee Director for the first time shall be permitted to make his or her first deferral election no later than twenty
(20) days after such election. In no event, however, shall any deferral be permitted to the extent prohibited by applicable law. Deferrals shall be subject to the following terms and conditions:

  (a) A Non-Employee Director may elect to defer receipt of a Director Stock Award until (i) a specified date in the future, (ii) cessation of his or her service as a member of the Board of Directors, or (iii) the end of the calendar year in which cessation of his or her service as a member of the Board of Directors occurs.

  (b) There shall be established a Deferral Account on the books of the Corporation for each Non-Employee Director electing to defer a Director Stock Award pursuant to this Section 11.7. Deferrals shall be credited to the Non-Employee Director's Deferral Account in Common Stock Units in the following manner: on the award date to which the deferral election applies, the amount deferred shall be converted into a number of Common Stock Units equal to the number of shares of Common Stock awarded that are subject to the deferral election. A Non-Employee Director shall not have any voting rights with respect to any Common Stock Units held in his or her Deferral Account.

  (c) Whenever cash dividends are paid with respect to shares of Common Stock, each Non-Employee Director's Deferral Account shall be credited on the payment date of such dividend with additional Common Stock Units (including fractional units to the nearest one/one hundredth (1/100th)) equal in value to the amount of the cash dividend paid on a single share of Common Stock multiplied by the number of Common Stock Units (including fractional units) credited to his or her Deferral Account as of the date of record for dividend purposes. For purposes of crediting dividends, the value of a Common Stock Unit shall be the Fair Market Value of a Share of Common Stock as of the payment date of the dividend.

  (d) The number of Common Stock Units credited to each Non-Employee Director's Deferral Account shall be appropriately adjusted in the same manner and to the same extent Director Stock Awards are adjusted and modified pursuant to Section 16. In the event of a transaction subject to Section 12, the Board of Directors shall have the authority to amend the Plan to provide for the conversion of Common Stock Units credited to Deferral Accounts into units equal to shares of stock of the resulting or acquiring company (or a related company), as appropriate, if such stock is publicly traded or, if not, into cash of equal value on the effective date of such transaction. If pursuant to the preceding sentence cash is credited to a Non-Employee Director's Deferral Account, interest shall be credited thereon from the date such cash is received to the date of distribution quarterly, at the end of each calendar quarter, at a rate per annum (computed on the basis of a 360-day year and a 91-day quarter) equal to the prime rate announced publicly by Citibank, N.A. at the end of such calendar quarter. If units representing publicly traded stock of the resulting or acquired company (or a related company) are credited to a Non-Employee Director's Deferral Account, dividends shall be credited thereto in the same manner as dividends are credited on Common Stock Units credited to such Deferral Accounts.

  (e) Subject to Section 11.7(g), distributions of a Non-Employee
Director's Deferral Account under the Plan shall be made as follows:

   (i) If a Non-Employee Director has elected to defer a Director Stock Award to a specified date in the future, payment shall be as of such date and shall be made or shall commence, as the case may be, within thirty (30) days after the date specified;

   (ii) If a Non-Employee Director has elected to defer a Director Stock Award until cessation of his or her service as a member of the Board of Directors, payment shall be as of the date of such cessation of service and shall be made or shall commence, as the case may be, within thirty (30) days after the cessation of the Non-Employee Director's service as a director; and

   (iii) If a Non-Employee Director has elected to defer a Director Stock Award until the end of the calendar year in which the cessation of his or her service as a member of the Board of Directors occurs, payment shall be made as of December 31st of such year and shall be made or commence, as the case may be, on December 31st of such year.

  (f) Notwithstanding any elections pursuant to Sections 11.7(a) and/or (g) hereof, in the event of the death of the Non-Employee Director prior to the distribution of his or her Deferral Account, the balance credited to such Deferral Account as of the date of his or her death shall be paid, as soon as reasonably possible thereafter, in a single distribution to the Non-Employee Director's beneficiary or beneficiaries designated on such Non-Employee Director's deferral election form. If no such election or designation has been made, such amounts shall be payable to the Non-Employee Director's estate.

  (g) A Non-Employee Director may elect to have his or her Deferral Account under the Plan paid in a single distribution or equal annual installments, not to exceed ten (10) annual installments. To the extent a Deferral Account is deemed invested in Common Stock Units, such Common Stock Units shall be converted to Common Stock on the distribution date as provided in Section 11.7(h). To the extent deemed invested in units of any other stock, such units shall similarly be converted and distributed in the form of stock. To the extent invested in a medium other than Common Stock Units or other units, each such distribution hereunder shall be in the medium credited to the Deferral Account.

  (h) To the extent a Deferral Account is deemed invested in Common Stock Units, a single distribution shall consist of the number of whole shares of Common Stock equal to the number of Common Stock Units credited to the Non-Employee Director's Deferral Account on the date as of which the distribution occurs. Cash shall be paid to a Non-Employee Director in lieu of a fractional share, determined by reference to the Fair Market Value of a share of Common Stock on the date as of which the distribution occurs. In the event a Non-Employee Director has elected to receive annual installment payments, each such payment shall be determined as follows:

   (i) To the extent his or her Deferral Account is deemed to be invested in Common Stock Units, each such payment shall consist of the number of whole shares of Common Stock equal to the number of Common Stock Units (including fractional units) credited to the Deferral Account on the date as of which the distribution occurs, divided by the number of annual installments remaining as of such distribution date. Cash shall be paid to Non-Employee Directors in lieu of fractional shares, determined by reference to the Fair Market Value of a share of Common Stock on the date as of which the distribution occurs.

   (ii) To the extent his or her Deferral Account has been credited in cash, each such payment shall be calculated by dividing the value on the date the distribution occurs of that portion of the Non-Employee Director's Deferral Account which is in cash by the number of annual installments remaining as of such distribution date.

12. Acceleration Upon a Change of Control.

 Notwithstanding any other provision of the Plan or any Option or Award granted hereunder, (a) any Option granted hereunder and then outstanding shall become immediately exercisable in full, (b) all Stock Restrictions shall immediately terminate, and (c) all performance objectives applicable to any Performance Share Award shall be deemed attained (i) in the event that a tender offer or exchange offer (other than an offer by the Corporation) for the Common Stock is made by any "person" within the meaning of Section 14(d) of the Act and not withdrawn within ten (10) days after the commencement thereof; provided, however, that the Committee may by action taken prior to the end of such ten (10) day period extend such ten (10) day period for up to a period of ninety (90) days after the commencement of such tender offer or exchange offer; and, provided further, that the Committee may by further action taken prior to the end of such extended period declare
(a) all Options granted hereunder and then outstanding to be immediately exercisable in full, (b) all Stock Restrictions to be immediately terminated, and (c) all performance objectives applicable to any Performance Share Award to be deemed attained, or (ii) in the event of a Change in Control (as hereinafter defined).

 For purposes of this Section 12, a "Change in Control" means an event that would be required to be reported (assuming such event has not been "previously reported") in response to Item 1(a) of the Current Report on Form 8-K, as in effect on the effective date of the Plan, pursuant to
Section 13 or 15(d) of the Act; provided, however, that, without limitation, such a Change in Control shall be deemed to have occurred at such time as
(a) any "person" within the meaning of Section 14(d) of the Act becomes the "beneficial owner" as defined in Rule 13d-3 thereunder, directly or indirectly, of more than 25% of the Common Stock, (b) during any two-year period, individuals who constitute the Board of Directors (the "Incumbent Board") as of the beginning of the period cease for any reason to constitute at least a majority thereof, provided that any person becoming a director during such period whose election or nomination for election by the Corporation's shareholders was approved by a vote of at least three-quarters of the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Corporation in which such person is named as a nominee for director without objection to such nomination) shall be, for purposes of this clause (b), considered as though such person were a member of the Incumbent Board, or (c) the approval by the Corporation's shareholders of the sale of all or substantially all of the stock or assets of the Corporation. The Committee may adopt such procedures as to notice and exercise as may be necessary to effectuate the acceleration of the exercisability of Options, termination of Stock Restrictions, and attainment of performance objectives as described above.

13. Share Withholding.

 With respect to any Option or Award, the Committee may, in its discretion and subject to such rules as the Committee may adopt, permit or require any Optionee or Award Recipient to satisfy, in whole or in part, any withholding tax obligation which may arise in connection with an Option or Award by electing to have the Corporation withhold Common Stock having a Fair Market Value (as of the date the amount of withholding tax is determined) equal to the amount of withholding tax.

14. No Right to Continued Employment or Service.

 Nothing contained in the Plan or in any Option or Award granted or Agreement entered into pursuant to the Plan shall confer upon any employee the right to continue in the employ of the Corporation or any Non-Employee Director to continue as a member of the Board of Directors or interfere with the right of the Corporation to terminate such employee's employment or Non-Employee Director's service at any time.

15. Time of Granting Employee Options and Employee Awards.

 Nothing contained in the Plan or in any resolution adopted by the Board of Directors or the holders of Common Stock shall constitute the grant of any Employee Option or Employee Award hereunder. An Employee Option or Employee Award under the Plan shall be deemed to have been granted on the date on which the name of the recipient and the terms of the Employee Option or Employee Award are set forth in an Agreement and delivered to the recipient, unless otherwise provided in the Agreement.

16. Adjustments Upon Changes in Capitalization.

 Notwithstanding any other provision of the Plan, in the event of changes in the outstanding Common Stock by reason of stock dividends, stock splits, recapitalizations, combinations or exchanges of shares, corporate separations or divisions (including, but not limited to, split-ups, split-offs, or spin-offs), reorganizations (including, but not limited to, mergers or consolidations), liquidations, or other similar events, the aggregate number and class of shares available under the Plan, the number of shares subject to Director Options and Director Stock Awards, the maximum number of shares that may be subject to Options and Awards, and the terms of any outstanding Options or Awards (including, without limitation, the number of shares subject to an outstanding Option or Award and the price at which shares of Common Stock may be issued pursuant to an outstanding Option) shall be adjusted in such manner as the Committee in its discretion deems appropriate.

17. Termination and Amendment of the Plan.

 Unless the Plan shall have been terminated as hereinafter provided, no Option or Award shall be granted hereunder after October 31, 2002. The Board of Directors may at any time prior to that date terminate the Plan or make such modification or amendment to the Plan as it shall deem advisable; provided, however, that no amendment may be made without the approval by the holders of Common Stock (except as provided by Section 16 hereof) which would (a) increase the aggregate number of shares of Common Stock which may be issued under the Plan, or (b) materially modify the requirements as to eligibility for participation in the Plan. No termination, modification, or amendment of the Plan may, without the consent of an Optionee or Award Recipient, adversely affect in any material manner the rights of such Optionee or Award Recipient under any Option or Award.

18. Amendment of Employee Options and Employee Awards at the Discretion of the Committee.

 The terms of any outstanding Employee Option or Employee Award may be amended from time to time by the Committee in its discretion in any manner that it deems appropriate, including, without limitation, acceleration of the date of exercise of any Employee Option or Employee Award, termination of Stock Restrictions as to any Employee Award, or the conversion of an Incentive Stock Option into a Non-Qualified Stock Option; provided, however, that no such amendment shall adversely affect in any material manner any right of any Optionee or Award Recipient under the Plan without his or her consent; and, provided further, that the Committee shall not (a) amend any previously-issued Performance Share Award to the extent that such amendment would cause such Performance Share Award not to qualify as performance based compensation under Section 162(m) of the Code or (b) amend any previously-issued Employee Option to reduce the purchase price thereof whether by modification of the Employee Option or by cancellation of the Employee Option in consideration of the immediate issuance of a replacement Employee Option bearing a reduced purchase price.

19. Government Regulations.

 The Plan and the grant and exercise of Options and Awards hereunder, and the obligation of the Corporation to issue, sell and deliver shares, as applicable, under such Options and Awards, shall be subject to all applicable laws, rules, and regulations.

 Notwithstanding any other provision of the Plan, transactions under the Plan are intended to comply with the applicable exemptions under Rule 16b-3 under the Act as to persons subject to the reporting requirements of Section 16(a) of the Act with respect to shares of Common Stock, and Options and Awards under the Plan shall be fashioned and administered in a manner consistent with the conditions applicable under Rule 16b-3.

20. Options and Awards in Foreign Countries.

 The Committee shall have the authority and discretion to adopt such modifications, procedures, and subplans as it shall deem necessary or desirable to comply with the provisions of the laws of foreign countries in which the Corporation may operate in order to assure the viability of the benefits of the Options and Awards made to individuals employed in such countries and to meet the objectives of the Plan.

21. Governing Law.

 The Plan shall be construed, regulated, and administered under the internal laws of the State of Connecticut.

22. Shareholder Approval.

 The Plan shall become effective upon the date of adoption by the Board of Directors, subject to approval by the affirmative vote of the holders of a majority of all outstanding shares of Common Stock entitled to vote thereon. Unless so approved within one (1) year after the date of the adoption of the Plan by the Board of Directors, the Plan shall not be effective for any purpose. Prior to approval by the Corporation's shareholders, the Committee may grant Options and Awards under the terms of the Plan, but if shareholder approval is not obtained in the specified period, such Options and Awards shall be of no effect.